Exhibit 99.1

CONTACT:	William George, CFO (713-830-9650)	675 Bering Drive, Suite 400
	Julie Shaeff, CAO (713-830-9687)	Houston, Texas 77057
	ir@comfortsystemsusa.com	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Houston, TX — February 25, 2021 — Comfort Systems USA, Inc. (NYSE: FIX) today reported results for the fourth quarter and annual period ended December 31, 2020.

For the quarter ended December 31, 2020, net income was $42.8 million, or $1.17 per diluted share, as compared to $34.1 million, or $0.92 per diluted share, for the quarter ended December 31, 2019. Earnings per diluted share for the fourth quarter of 2020 included an $0.18 benefit from changes in value of earnout accruals. Revenue for the fourth quarter of 2020 was $699.0 million compared to $719.6 million in 2019. The Company reported operating cash flow of $70.1 million in the current quarter compared to $42.3 million in 2019.

Backlog as of December 31, 2020 was $1.51 billion as compared to $1.43 billion as of September 30, 2020 and $1.60 billion as of December 31, 2019. On a sequential basis, our same-store backlog increased from $1.43 billion as of September 30, 2020 to $1.44 billion as of December 31, 2020. On a same-store basis, backlog decreased from $1.60 billion as of December 31, 2019 to $1.23 billion as of December 31, 2020.

The Company reported net income of $150.1 million, or $4.09 per diluted share, for the twelve months ended December 31, 2020, as compared to $114.3 million, or $3.08 per diluted share, in 2019. Earnings per diluted share for the third quarter of 2020 included a $0.17 benefit from a discrete tax item. The Company also reported revenue of $2.86 billion for the twelve months ended December 31, 2020, as compared to $2.62 billion in 2019. Operating cash flow for the twelve months ended December 31, 2020 was $286.5 million, as compared to $142.0 million in 2019.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “Thanks to the commitment and resilience of our people, we were able to overcome unprecedented challenges during 2020, and we are delighted to report record earnings and cash flow. We are deeply grateful for the courage and perseverance that our field employees continue to demonstrate as essential workers during the pandemic.”

Mr. Lane continued, “Our backlog strengthened slightly this quarter, but it continues to reflect some delays in bookings that are likely to result in modest headwinds in same-store revenue in 2021, particularly during the first half of the year. We are encouraged to report good ongoing bidding activity, and we currently foresee that our service operations will enter 2021 with pre-pandemic volumes and profitability.”

Mr. Lane concluded, “Although we continue to expect sporadic air pockets resulting from delays in project bookings and starts, we are increasingly optimistic about 2021. We currently anticipate our full-year 2021 results are likely to be similar to, but somewhat lower than, the record results that we achieved in 2020. We continue to prepare for a wide range of potential circumstances in nonresidential construction in the coming quarters; however, we now expect good overall trends, especially in our industrial, technology and manufacturing markets, and we also feel that we are geographically concentrated in markets with comparatively strong prospects. We look forward to 2021, and we are confident that we can achieve solid profitability and cash flow during the coming year.”

The Company will host a webcast and conference call to discuss its financial results and position on Friday, February 26, 2021 at 10:00 a.m. Central Time. The call-in number for this conference call is 1-888-713-4218, and the passcode is 47939960. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 139 locations in 114 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to applicable securities laws and regulations. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials or material increases to the cost thereof; retention of key management; seasonal fluctuations in the demand for mechanical and electrical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; a material information technology failure or a material cyber security breach; risks associated with acquisitions; our ability to manage growth and geographically-dispersed operations; our ability to obtain financing on acceptable terms; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	(Unaudited)
	2020	%	2019	%	2020	%	2019	%
Revenue	$698,961	100.0%	$719,584	100.0%	$2,856,659	100.0%	$2,615,277	100.0%
Cost of services	561,962	80.4%	587,024	81.6%	2,309,676	80.9%	2,113,334	80.8%
Gross profit	136,999	19.6%	132,560	18.4%	546,983	19.1%	501,943	19.2%

SG&A	88,920	12.7%	86,588	12.0%	357,777	12.5%	340,005	13.0%
Gain on sale of assets	(202)	—	(582)	(0.1)%	(1,445)	(0.1)%	(1,701)	(0.1)%
Operating income	48,281	6.9%	46,554	6.5%	190,651	6.7%	163,639	6.3%

Interest expense, net	(1,477)	(0.2)%	(2,376)	(0.3)%	(8,282)	(0.3)%	(9,093)	(0.3)%
Changes in the fair value of contingent earn-out obligations	7,295	1.0%	933	0.1%	9,119	0.3%	(2,991)	(0.1)%
Other income	42	—	20	—	52	—	187	—
Income before income taxes	54,141	7.7%	45,131	6.3%	191,540	6.7%	151,742	5.8%

Provision for income taxes	11,301		11,079		41,401		37,418
Net income	$42,840	6.1%	$34,052	4.7%	$150,139	5.3%	$114,324	4.4%

Income per share
Basic	$1.18		$0.93		$4.11		$3.10
Diluted	$1.17		$0.92		$4.09		$3.08

Shares used in computing income per share:
Basic	36,358		36,743		36,542		36,854
Diluted	36,561		37,015		36,738		37,131

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2020	%	2019	%	2020	%	2019	%

Net income	$42,840		$34,052		$150,139		$114,324
Provision for income taxes	11,301		11,079		41,401		37,418
Other income, net	(42)		(20)		(52)		(187)
Changes in the fair value of contingent earn-out obligations	(7,295)		(933)		(9,119)		2,991
Interest expense, net	1,477		2,376		8,282		9,093
Gain on sale of assets	(202)		(582)		(1,445)		(1,701)
Depreciation and amortization	14,505		13,129		60,629		51,572
Adjusted EBITDA	$62,584	9.0%	$59,101	8.2%	$249,835	8.7%	$213,510	8.2%

Note: The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31,	December 31,
	2020	2019

Cash and cash equivalents	$54,896	$50,788
Billed accounts receivable, net	619,544	619,037
Unbilled accounts receivable, net	45,596	55,542
Costs and estimated earnings in excess of billings, net	18,622	2,736
Other current assets, net	73,194	62,081
Total current assets	811,852	790,184
Property and equipment, net	117,206	109,796
Goodwill	464,392	332,447
Identifiable intangible assets, net	231,807	159,974
Other noncurrent assets	132,098	112,611
Total assets	$1,757,355	$1,505,012

Current maturities of long-term debt	$—	$20,817
Accounts payable	204,145	196,195
Billings in excess of costs and estimated earnings	226,237	166,918
Other current liabilities	262,522	224,067
Total current liabilities	692,904	607,997
Long-term debt, net	235,733	205,318
Other long-term liabilities	132,289	106,393
Total liabilities	1,060,926	919,708
Total stockholders’ equity	696,429	585,304
Total liabilities and stockholders’ equity	$1,757,355	$1,505,012

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Cash provided by (used in):
Operating activities	$70,110	$42,313	$286,510	$142,028
Investing activities	$(77,288)	$(8,397)	$(207,802)	$(224,450)
Financing activities	$(8,466)	$(23,491)	$(74,600)	$87,590

Free cash flow:
Cash from operating activities	$70,110	$42,313	$286,510	$142,028
Purchases of property and equipment	(4,672)	(9,109)	(24,131)	(31,750)
Proceeds from sales of property and equipment	380	712	2,270	2,159
Free cash flow	$65,818	$33,916	$264,649	$112,437

Note: Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales. Other companies may define free cash flow differently. Free cash flow is presented because it is a financial measure that is frequently requested by third parties. However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.